Exhibit 10.18

INHIBIKASE THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 1, 2024 (the “Effective Date”), by and between INHIBIKASE THERAPEUTICS, INC. (the “Company”), and Garth Lees-Rolfe (the “Employee”).

WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Employee as Chief Financial Officer.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1. Employment Period. The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement, commencing on the “Effective Date” and continuing until terminated in accordance with Section 4 below. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

2. Duties and Status.

A. Position. The Company hereby engages the Employee as Chief Financial Officer on the terms and conditions set forth in this Agreement. During the Employment Period, the Employee’s principal job duties and job responsibilities will include, but may not be limited to, the following:

•	Responsible for all required filings with the Securities and Exchange Commission

•	Responsible for acquiring and maintaining an accounting system and practice to meet the requirements of GAAP and Federal regulations under FAR and DFAR

•	Responsible for budgeting, financial planning, forecasting and cash flow analysis for the Company

•	Responsible for managing all accounting activities and obligations of the Company

•	Engagement with investors and banking underwriters and stakeholders

In addition, the Employee shall assist the Company with such other matters specified by senior management and shall exercise such other duties, responsibilities and authority consistent with the Employee’s training, experience and position as the Company shall direct from time to time. The Employee agrees to devote all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement. Because working for other companies or otherwise engaging in activities for pay would constitute a potential distraction or conflict of interest, the Employee agrees not to provide any services to any other company or person, whether as an employee, consultant, or independent contractor, while employed by the Company, without notice to and the prior written approval of the Company. The Employee may engage in volunteer, charitable, educational, religious and similar types of activities to the extent such activities do not prohibit, prevent or interfere with the performance of the Employee’s duties under this Agreement or conflict in any way with the business of the Company or any of its affiliates.

B. Standard of Care. The Employee agrees to carry out his duties hereunder in a diligent, prudent and professional manner consistent with his fiduciary duties as an employee of the Company.

3. Compensation and Benefits.

A. Base Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $345,000 per annum (the “Base Salary”), payable in equal installments in accordance with the normal payroll practices of the Company. The Base Salary may be modified in writing from time to time at the discretion of the Company.

B. Bonus. The Employee shall be eligible for a discretionary annual target bonus (an “Annual Bonus”) at the sole discretion of the Company equal to 30% of Base Salary (the “Target Bonus”). The Annual Bonus is not a wage and, other than as set forth in Section 5, payment of a cash bonus is expressly conditioned upon the Employee being actually employed by the Company on the date such Annual Bonus is paid. Each Annual Bonus, if any, will be settled no later than March 15 of the year following the year in respect of which it was earned.

C. Business Expenses. During the Employment Period, the Company shall promptly reimburse the Employee for all reasonable out-of-pocket business expenses, including reasonable travel expenses and client entertainment in connection with Company business, incurred by the Employee in the performance of his duties under this Agreement subject to the receipt of the Company’s written consent prior to the incurrence of any single expense in excess of $1,000 (or related expenses in excess of such amount), and upon submission of such documentation as may be required by the Company.

D. Benefits. During the Employment Period, the Employee is entitled to any group benefits, including medical insurance, dental insurance, life insurance, and pension plans that the Company does or may provide to similarly-situated employees, in each case subject to and on a basis consistent with the terms, conditions, and overall administration of such plans. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish or maintain the effectiveness of any such or particular plan, program or benefit which may be in effect from time to time.

E. Paid Time Off. During each year during the Employment Period, the Employee shall be entitled to 20 days of Paid Time Off (“PTO”) in accordance with the policies of the Company in effect from time to time. PTO can be used at the Employee’s discretion for vacations, personal leave, or additional sick leave. PTO is accrued at a rate of 1.667 days per month worked. PTO accrual is capped at 1.5 times the number of PTO days per year. For example, if the Employee receives 20 days of PTO per year, accrual is capped at 30 days. Once the Employee has 30 days of accrued, unused PTO, no more PTO will accrue until the balance falls below the cap. Accrued, unused PTO will be paid out upon termination of employment.

F. Paid Sick Leave. The Employee will be eligible for paid sick leave under the Massachusetts Earned Sick Time Law (“Earned Sick Time”). All 40 hours of Earned Sick Time are fully accrued on January 1 of each calendar year and unused time cannot be carried over to future years. Accrued, unused Earned Sick Time will not be paid out upon termination of employment.

G. Equity Grants.

(i) Initial Stock Option Grants. As soon as practicable following the Effective Date, the Employee will be granted a stock option to purchase Ninety Thousand (90,000) shares of Company common stock, pursuant to the Company’s incentive stock option agreement under the Company’s 2020 Equity Incentive Plan or a successor thereto (the “Plan”). One-third of the grant shall vest and become exercisable in three installments on the first, second and third anniversaries of the Effective Date, subject to the Employee’s continued employment through each such vesting date.

(ii) Subsequent Equity Grants. In its sole discretion, the Board may grant to the Employee from time to time stock options to purchase shares of Company common stock or such other equity awards as it may determine.

4. Termination of Employment.

A. Termination Without Cause. The Company may terminate the Employee’s employment hereunder without Cause at any time without providing advance notice to the Employee.

B. Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause at any time. The Company is not required to provide advance notice of termination to the Employee, except in the case of clauses (iv) and (vii) below. For purposes of this Agreement and subject to the Employee’s opportunity to cure as provided below, the Company shall have “Cause” to terminate the Employee’s employment hereunder if such termination shall be the result of:

(i) commission of an act of disloyalty, dishonesty, breach of trust, fraud, misconduct, bad faith, embezzlement, misappropriation or improper diversion of funds or assets of the Company, or destruction of Company property;

(ii) gross negligence in connection with the performance of the Employee’s duties hereunder;

(iii) the refusal, failure or willful nonfeasance by the Employee to perform his duties hereunder;

(iv) failure to comply with the policies of the Company, which the Employee does not cure within fifteen (15) days of a written notice of act or omission giving rise to the application of this provision;

(v) conduct which is materially detrimental to the reputation, goodwill or business operations of the Company or any of its affiliates;

(vi) the conviction for, or plea of nolo contendere, to a charge of commission of a felony; or

(vii) the breach or violation of any other provision of this Agreement, which the Employee does not cure within fifteen (15) days of a written notice of such breach or violation.

C. Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Employee. The Employment Period may be terminated by the Company if, in the reasonable judgment of the Company, the Employee shall be rendered incapable of performing his duties to the Company by reason of any physical or mental impairment that can be expected to result in death or that can be expected to last for a period of three (3) or more consecutive months from the first date of the Employee’s absence due to the disability or for a period of 120 non-consecutive days within any 365 day period (in either case, a “Disability”). If the Employment Period is terminated by reason of Disability of the Employee, the Company shall provide thirty (30) days’ advance written notice to that effect to the Employee.

D. Resignation; Notice Period. The Employee shall not retire, resign or otherwise terminate his employment, except as provided under Section 4.E (a “Resignation”) with the Company for any reason without first giving thirty (30) days prior written notice of the effective date of his Resignation (the “Required Notice”). Such written notice shall be delivered by hand or email to the Chief Executive Officer. The thirty (30) days between the giving of the Required Notice and the effective date of the Resignation, inclusive, is the “Notice Period.”

(i) The Company retains the right to waive the Required Notice in whole or in part, in which case the termination date shall be the date that the Company accepts the Employee’s resignation.

(ii) During the Notice Period, the Company may, in its sole discretion, take any one or more of the following actions: (a) require the Employee to perform his normal duties and responsibilities; (b) require the Employee to remain away from the Company’s premises; (c) require the Employee not to perform any duties on behalf of the Company; (d) require the Employee not to contact clients, prospects, or managers of the Company; and/or (e) withdraw any powers vested in, or duties assigned to, the Employee.

(iii) The Company will continue to pay the Base Salary during the Notice Period only if the Employee is in compliance with his obligations under this Agreement or otherwise to the Company during the Notice Period.

(iv) In the event that the Employee does not provide the Required Notice, the Employee acknowledges and agrees that such failure to provide the Required Notice (a) constitutes a breach of this Agreement, and therefore constitutes a Cause event, and (b) subjects the Company to irreparable harm entitling it to immediate or other equitable relief, including obtaining injunctive relief prohibiting the Employee from commencing new employment or performing services for another employer or entity.

E. Termination for Good Reason by the Employee following a Change in Control. The Employee may terminate his Employment Period with the Company for Good Reason within twelve (12) months following a Change in Control, subject to the terms and conditions set forth in this Section 4.E.

1. “Good Reason” means the occurrence of any of the following conditions without the Employee’s express written consent:

(a) A material diminution in the Employee’s authority, duties or responsibilities in effect immediately prior to such diminution (provided, however, that a temporary paid suspension or modification of duties due to workplace investigation shall not constitute Good Reason);

(b) A material diminution in the Employee’s base salary that persists for longer than 12 months, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(c) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Employee may not terminate his Employment Period with Good Reason unless the Employee has provided the Company notice of Good Reason within ninety (90) days of the initial existence of one or more of the above conditions, and the Company has had at least thirty (30) days in which to remedy the condition. In the event the Company does not remedy the condition within such period, the Employee must terminate his Employment Period with Good Reason no later than one hundred eighty (180) days following the initial existence of one or more of the above conditions.

2. “Change in Control” will mean the occurrence of any of the following events:

(a) The consummation by the Company of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of either (1) a plan of complete liquidation of the Company or (2) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred unless such event would also be a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise be a permitted payment event under Code Section 409A.

5. Consequences of Termination and Resignation.

A. Termination Without Cause. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of the Employee’s termination by the Company without Cause, and such termination does not occur within the twelve (12) months following a Change in Control, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except, subject to compliance with Section 6, Section 7 and Section 8, the right to receive: (i) any unpaid portion of the base salary provided for in Section 3.A, paid through the date of the Employee’s termination; (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof; and (iii) subject to Section 5.F below, (w) payment of the Annual Bonus accrued for the year prior to such termination (to the extent not already paid), (x) payment of the Employee’s Target Bonus for the year of such termination, to the extent the Employee would have received such bonus had the Employee remained employed through the applicable payment date of such bonus, appropriately pro-rated based on the number of days that the Employee was employed by the Company during the year of the termination, paid when the Company’s other senior executive receive payment of their annual bonuses, (y) severance pay in the amount of 9 months base salary, payable in equal installments in accordance with the Company’s normal payroll practices, and (z) reimbursement for the difference between the cost of COBRA and the employee’s contribution for health continuation coverage for 9 months following termination of employment, or if sooner, until the Employee becomes covered under similar plans. Notwithstanding the foregoing, the Company shall provide no further payments or benefits unless otherwise required by applicable law if the Employee breaches any of the covenants of this Agreement that survive termination, including, without limitation, the non-competition covenant set forth in Section 6, the non-solicitation covenant set forth in Section 7 and the confidentiality covenant in Section 8.

B. Termination Without Cause or with Good Reason following a Change in Control. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of the Employee’s termination by the Company without Cause or the Employee’s resignation with Good Reason, and such termination occurs within the twelve (12) months following a Change in Control, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except, subject to compliance with Section 6, Section 7 and Section 8, the right to receive: (i) any unpaid portion of the base salary provided for in Section 3.A, paid through the date of the Employee’s termination; (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof; and (iii) subject to Section 5.F below, (1) severance pay in the aggregate amount of 12 months base salary, paid in a lump sum; (2)(x) payment of the Annual Bonus accrued for the year prior to such termination (to the extent not already paid), (y) the Employee’s then-current Target Bonus pro-rated based on the number of days that the Employee was employed by the Company during the year of the termination, and (z) one time the Employee’s then-current Target Bonus; (3) full vesting with respect to the Employee’s then outstanding, unvested equity awards; and (4) reimbursement for the difference between the cost of COBRA and the employee’s contribution for health continuation coverage for 12 months following termination of employment, or if sooner, until the Employee becomes covered under similar plans. Notwithstanding the foregoing, the Company shall provide no further payments or benefits unless otherwise required by applicable law if the Employee breaches any of the covenants of this Agreement that survive termination, including, without limitation, the non-competition covenant set forth in Section 6, the non-solicitation covenant set forth in Section 7 and the confidentiality covenant in Section 8.

C. Termination for Cause. In the event that the Employee’s employment with the Company is terminated during the Employment Period by the Company for Cause, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary provided for in Section 3.A, paid through the date of termination; and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof; and (iii) to the extent applicable, the payments provided under Section 5.E herein. For the avoidance of doubt, an Employee who is terminated by the Company for Cause shall not be entitled to any Annual Bonus payments or any other payments from the Company following the date of the Employee’s termination other than as set forth in clauses (i), (ii) and (iii) of this Section 5.C.

D. Resignation, Death or Disability. In the event that the Employee’s employment with the Company is terminated during the Employment Period as a result of a Resignation, death or Disability, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary provided for in Section 3.A, paid through the date of termination; and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof; (iii) payment of the Annual Bonus accrued for the year prior to such termination

(to the extent not already paid); (iv) payment of the Employee’s then-current Target Bonus pro-rated based on the number of days that the Employee was employed by the Company during the year of the termination; and (v) to the extent applicable, the payments provided under Section 5.E herein. For the avoidance of doubt, an Employee that terminates his Employment Period through a Resignation shall not be entitled to any Annual Bonus payments or any other payments from the Company following the date of the Employee’s termination other than as set forth in clauses (i), (ii), (iii), (iv) and (v) of this Section 5.D.

E. Other Terminations. If (x) the Employee’s employment is terminated due to any reason other than a termination by the Company without Cause, or a resignation by the Employee with Good Reason within the twelve (12) months following a Change in Control, and (y) the Company does not waive the restriction set forth in Section 6 at the time of termination, the Employee will receive an aggregate amount equal to fifty percent (50%) of the Employee’s highest annualized Base Salary paid in the two years preceding the termination. Such amount shall be paid out, (i) in equal installments over the nine (9) month period following such termination, in accordance with the Company’s normal payroll practices. For the avoidance of doubt, if the Company elects to waive the restrictions set forth in Section 6 at the time of termination, the Company will have no obligation to pay the Employee the payment set forth in this Section 5.E.

F. Separation Agreement and Release of Claims. The obligation of the Company to make payments or provide benefits to the Employee under clause (iii) of Section 5.A or Section 5.B shall be conditioned upon the execution and delivery by the Employee of a general release in which the Employee unconditionally, without any reservation, irrevocably and forever releases and discharges the Company and its affiliates, and their respective shareholders, members, partners, officers, directors, managers and employees (collectively, the “Released Parties”) of and from any and all claims, causes of action or demands, that the Employee then has, or may have, against any of the Released Parties, other than claims arising under this Agreement. Such release will be in a form substantially similar to that attached hereto as Exhibit A (the “Release”), and will contain the Employee’s affirmation of his obligation not to compete with the Company as described in Section 6 herein. Any such payments or benefits following the Employee’s termination are conditioned on and will not be made until (i) such Release is effective, (ii) if applicable, the expiration of the seven-day period referenced in Section 8 of the Release has occurred, and (iii) if applicable, the Release is no longer subject to revocation or rescission under any applicable law.

G. Consideration for Non-Competition After Termination. The Employee acknowledges that the cash payments described in clause (iii)(y) of Section 5.A, clause (iii)(1) of Section 5.B and Section 5.E, the initial stock option grant described in Section 3.G(i), as well as the other consideration set forth in this Agreement constitute (x) fair and reasonable consideration for purposes of Section 24L(b)(ii) of Chapter 149 of the Massachusetts General Laws, and (y) mutually agreed upon consideration for purposes of Section 24L(b)(vii) of Chapter 149 of the Massachusetts General Laws.

H. Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

I. Return of Company Property and Records. Upon any termination of employment for any reason or no reason, or upon the Company’s request at any time, the Employee shall immediately return to the Company all property of the Company in the Employee’s possession (including computers, smart phones and other portable electronic devices) and all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company, including notebooks, correspondence, memos, drawings or diagrams, computer files and databases, graphics and formulas, whether prepared by the Employee or by others and whether required by the Employee’s work or for his personal use, whether copies or originals, unless the Employee first obtains the Company’s written consent to keep such records.

6. Non-Competition. In consideration of the rights and benefits hereunder, including but not limited to the payments and benefits referenced in Section 5.G, the Employee agrees that so long as he or she is an employee of the Company and for a period of twelve (12) months after the date of termination of the Employee’s employment for any reason (the “Restricted Period”), he or she shall not, without the prior written consent of the Company, own any interest in, control, participate in, work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor or otherwise) any individual or entity that competes with the Company in the area of neurodegeneration therapeutics development in the United States. This Section 6 shall survive the termination of this Agreement.

7. Non-Solicitation. In consideration of the rights and benefits hereunder, the Employee agrees that during the Restricted Period, he or she shall not, without the prior written consent of the Company: (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or such affiliate; or (ii) solicit or encourage any client of the Company or any of its affiliates to cease to do business with the Company or its affiliates. The only exceptions to the restrictions in this paragraph are: (i) clients (if any) with which the Employee had a significant and provable business relationship, as evidenced in writing, prior to his/her employment with the Company, and (ii) where the Employee has the express, prior written consent of the Chief Executive Officer of the Company to be released in whole or part from this section of the Agreement. This Section 7 shall survive the termination of this Agreement.

8. Confidentiality. The Employee agrees that during his employment with the Company, he or she will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, investment strategies, programs or ideas, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.” Any information that is not readily available to the public shall be considered to be Confidential Information, even if it is not specifically marked as such, unless the Company advises the Employee otherwise iin writing. Such Confidential Information is not readily available to the public and accordingly, the Employee agrees that he or she will not at any time, whether during his employment with the Company or thereafter, disclose to anyone, (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties. The Employee also agrees to preserve and protect the confidentiality of any third party information similar to the Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information. To the extent that any Confidential Information shall become the subject of any search warrant, court order, lawful subpoena, governmental investigation disclosure request or mandate, or the like (a “Disclosure Request”), the Employee will notify the Company immediately, provide the Company adequate opportunity to oppose such Disclosure Request and reasonably assist the Company, at no cost to the Employee, in opposing such Disclosure Request or seeking a protective order or such other limitation on disclosure as may be reasonably requested by the Company. If, after providing the notice and assistance required by the immediately preceding sentence, the Employee is still required by lawful order to disclose any Confidential Information, the Employee shall only disclose such information as is specifically required by such lawful order. The confidentiality protections available in this Agreement are in addition to, and not exclusive of, any and all other rights, including those provided under copyright, officer or director fiduciary duties and trade secret and confidential information laws. This Section 8 shall survive the termination of this Agreement.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by the Company of any such report; provided that, the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

DEFEND TRADE SECRETS ACT NOTICE AND RELATED PROVISIONS: The Defend Trade Secrets Act of 2016 provides as follows: (1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney and such disclosure is made (a) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. (2) An individual may disclose a trade secret to that individual’s attorney for the purpose of filing a lawsuit for retaliation by an employer for reporting a suspected violation of law and use the trade secret information in the court proceeding provided the individual files any document containing the trade secret under seal and the individual does not disclose the trade secret except pursuant to court order. The Defend Trade Secrets Act also provides that a court enforcing that law may, if a trade secret is found to have been willfully and maliciously misappropriated, award (a) “exemplary damages” in an amount of up to two times the amount of damages awarded for actual loss caused by the misappropriation of a trade secret and damages for unjust enrichment caused by the misappropriation of the trade secret, or a reasonable royalty for the misappropriation, and (b) reasonable attorneys’ fees against the misappropriating party.

9. Intellectual Property Assignment. For the purposes of this Agreement, the “business of the Company” is defined as the research and development, manufacturing, production, sales, and distributions of small-molecule kinase inhibitor therapeutics. In the course of the Employee’s employment, the Employee may develop, conceive, generate, or contribute to, alone and/or jointly with others, tangible and intangible property including without limitation, inventions, improvements, business systems, works of authorship, algorithms, software, hardware, know-how, designs, techniques, methods, documentation and other material, regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works, that relates to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or relates to or incorporates any Confidential Information, and whether or not made on the Company’s time or premises or using the Company’s resources, equipment, supplies or facilities, (which tangible and intangible property is collectively referred to in this Agreement as “Proprietary Property”).

All right, title and interest in and to Confidential Information and Proprietary Property (including, without limitation, the Proprietary Property described below), belongs to the Company, and the Employee has no rights in any such Confidential Information and Proprietary Property. For greater certainty, all right, title and interest (including without limitation any intellectual property rights) in and to all Confidential Information and Proprietary Property that the Employee may acquire or hold in the course of his employment is hereby assigned to the Company. The Employee acknowledges that a Company customer or other third party (referred to in this Agreement as “Customer”) may, under the terms of its agreement with the Company, own the applicable right, title and interest (including without limitation any intellectual property rights) in certain Proprietary Property (referred to in this Agreement as “Customer Proprietary Property”) and the Employee agrees to abide by any and all terms of said Customer agreements as they relate to Customer Proprietary Property and Customer confidential information.

The Employee agrees that all of the work product that the Employee helps to develop while employed with the Company is the exclusive property and Confidential Information of the Company. Any such work product will be considered to be a work made for hire. The Employee agrees to make full disclosure to the Company of and to properly document any development of Proprietary Property that the Employee is involved in, and to provide written documentation describing such development to the Company, promptly after its creation. At the request and expense of the Company, both during and after employment, the Employee will do all acts necessary and sign all documentation requested by the Company in order to assign all right, title and interest in and to the Proprietary Property to the Company (or to the applicable Customer, in relation to Costumer Proprietary Property) and to enable the Company (or the applicable Customer in relation to Customer Proprietary Property) to register (and to assist the Company to protect and defend its rights in and under any) patents, copyrights, trademarks, trade secrets, mask works, industrial designs and such other protections as the Company (or such Customer) deems advisable anywhere in the world. The Employee hereby constitutes and appoints the Company and each and every director of the Company as the Employee’s true and lawful attorney with full power of substitution in the Employee’s name of and on Employee’s behalf with no restriction or limitation in that regard, to execute and deliver all such documentation as may be necessary to permit any intellectual property application to be completed as provided in this Agreement; the foregoing power of attorney shall be irrevocable (to the fullest extent permitted by law) and is a power coupled with an interest and shall bind the Employee and the Employee’s heirs, executors and legal personal representatives.

All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into the Employee’s possession or control, and that is in any way obtained, developed, conceived, generated or contributed to by the Employee, alone and/or jointly with others, during or as a result of the Employee’s employment, is and remains Proprietary Property within the meaning of this Agreement.

The Company and the Employee agree and understand that the Company claims no right and agrees to release to the Employee all rights in any tangible or intangible property, provided that (i) it was developed by the Employee entirely on the Employee’s own time, without using the Company’s or any Customer’s resources, equipment, supplies, facilities, or funds, (ii) it does not relate to the business of the Company or Customer or to the Company’s or Customer’s actual or demonstrably anticipated research and development, (iii) it does not relate to or incorporate any Confidential Information or result from any work performed by the Employee for the Company or the Customer; and (iv) it was disclosed by the Employee to the Company promptly after its creation.

Without limiting the generality of the foregoing, such property includes the excluded property listed on the attached Exhibit B. If disclosure would cause the Employee to violate any prior confidentiality agreement, the Employee understands that the Employee is not to list details of such items in Exhibit B but instead to include a general/generic listing and to inform the Company that details have not been listed for that reason. If there is no attached Exhibit B, there is no such excluded property.

10. Cooperation. Following the date of termination or expiration of this Agreement for any reason, upon the receipt of reasonable notice from the Company (including outside counsel to the Company) or their affiliates, the Employee hereby agrees that he or she will respond and provide information with regard to matters in which he or she has knowledge as a result of his employment and association with the Company. The Employee also agrees that he or she will provide reasonable assistance to the Company and its affiliates and their respective representatives in the defense of any claims that may be made against the Company or any of its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any of its affiliates to the extent that such claims may relate to the Employment Period. The Employee hereby agrees to promptly inform the Company (to the extent the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or any of its affiliates or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation. This Section 10 shall survive the termination of this Agreement.

11. Enforcement. The Employee acknowledges and agrees that the provisions of this Agreement are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if the Employee breaches any provision of this Agreement, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to seek to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. Without limiting the foregoing, within seven (7) days after an adjudication that the Employee has breached any provision of Section 6, Section 7 or Section 8, the Employee shall be obligated to repay to the Company the costs and expenses (including attorney fees) incurred by the Company to obtain such adjudication. This Section 11 shall survive the termination of this Agreement.

12. Notice. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed, electronic mail or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Chief Executive Officer
Inhibikase Therapeutics, Inc.
3350 Riverwood Pkwy SE, Ste 1900
Atlanta, GA 30339 Mhwerner@inhibikase.com

If to Employee:	at the Employee’s address most recently filed with the Company

Each party may change its address by written notice in accordance with this Section 12.

13. Employee Representations. The Employee hereby represents, warrants and covenants to the Company that the execution and delivery of this Agreement by him or her, and the performance of his obligations hereunder are not in violation of, and do not and will not conflict with or constitute a default under, any of the terms and provisions of any agreement or instrument to which he or she is subject; and that this Agreement has been duly executed and delivered by him or her and is a valid and binding obligation in accordance with its terms. The Employee hereby acknowledges and confirms that he or she has been advised to and has had the opportunity to consult with counsel, has carefully read this Agreement, fully understands the terms, conditions and significance hereof, had ample time to consider and negotiate this Agreement, and has executed this Agreement voluntarily and knowingly. The Employee acknowledges that he was provided this Agreement upon the earlier of a formal offer of employment or 10 business days prior to the commencement of the Employment Period.

14. Governing Law. This Agreement and all disputes arising hereunder and in connection herewith shall be governed by and enforceable in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed and performed within such state, without giving effect to the principles of conflict of laws thereof.

15. Successors and Assigns. This Agreement shall be binding upon the Company’s successors and assigns and the Company may require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term “Company” as used herein includes such successors and assigns. The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of the Company’s assets and business (including this Agreement) whether by operation of law or otherwise. This Agreement, with respect to the Employee, is for personal services, and is therefore not assignable.

16. Severability and Blue-Pencil. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In the event that any of the covenants in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action. The parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

17. Expenses. Each of the Company, on the one hand, and the Employee, on the other, will pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement. If the Company prevails in any proceedings, legal or equitable, to enforce any obligations under this Agreement, the Company shall also be entitled to recover all costs and expenses incurred by the Company in connection therewith, including reasonable attorneys’ and accountants’ fees and disbursements.

18. Section 409A. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement. Subject to the provisions in this Section 17, the payments pursuant to this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of the Employee’s termination of employment.

A. This Agreement is intended to comply with or be exempt from Code Section 409A and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.

B. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

C. If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then: each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A- 1(b)(4) to the maximum extent permissible under Section 409A; and each installment of the payments and benefits due under this Agreement that are not described in the preceding sentence and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

D. The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 18, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

E. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

F. If any payments or benefits are conditioned on the execution of a release, and the period within which the Employee may consider whether to execute the release spans two calendar years, such payments and benefits will not be paid earlier than the first day of the second calendar year within such period.

G. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

19. Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

[signature page follows]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

COMPANY

INHIBIKASE THERAPEUTICS, INC.

By:	/s/ Milton H. Werner
Name:	Milton H. Werner, PhD
Title:	President & CEO

EMPLOYEE

/s/ Garth Lees-Rolfe
Garth Lees-Rolfe

[Signature page to Employment Agreement]

EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of      , 20  (“General Release”), by and between INHIBIKASE THERAPEUTICS, INC. (the “Company”), and (“Employee”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of      , 20  (the “Employment Agreement”);

WHEREAS, the Company wishes to terminate Employee’s employment with the Company without Cause or Employee wishes to resign with Good Reason within twelve months following a Change in Control, and such termination or resignation shall be effective [Date] (the “Separation Date”);

WHEREAS, defined terms not defined in this General Release have the meanings given to them in the Employment Agreement;

WHEREAS, the execution of this General Release, and if applicable, non-revocation, is a condition precedent to the payment of certain payments or benefits following Employee’s termination, as set forth in Section 5 of the Employment Agreement;

WHEREAS, in consideration for Employee’s signing of this General Release and, if applicable, not revoking it, as well as Employee’s continued compliance with the Employment Agreement, including without limitation the non-competition and other restrictive covenants contained in Sections 6 through 8 of the Employment Agreement, the Company will provide such payments or benefits to which Employee may be entitled pursuant to Section 5 of the Employment Agreement; and

WHEREAS, Employee and the Company intend that this General Release shall be in full satisfaction of the obligations described in Section 5.F of the Employment Agreement owed by Employee to the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

Employee, for himself or herself, and on behalf Employee’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, shareholders, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore have been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Employee’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of Employee’s employment with the Company and any of its subsidiaries or affiliates; (c) the Employment Agreement; or (d) any events occurring on or prior to the date on which Employee executes this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Employee, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand), any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and any claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents; (ii) any rights to the receipt of employee benefits under any employee benefit plan which vested on or prior to the date on which Employee executes this General Release (“Vested Benefits”); (iii) the right to receive certain payments or benefits under Section 5 of the Employment Agreement; and (iv) the right to continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, at Employee’s sole expense.

1. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

2. Employee agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language. If Employee violates this General Release by suing Releasees, Employee shall be liable to the Releasees for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit and Employee shall reimburse the Releasees for their costs and expenses. Nothing in this General Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

3. To the extent, if any, that Employee has rights in any invention, improvement, discovery, process, program, product or system developed by Employee during his employment with the Company, Employee hereby irrevocably transfers, assigns and conveys such rights to the Company and agrees that the Company shall be and remain the sole and exclusive owner of all right, title and interest in and to any such invention, improvement, discovery, process, program, product or system, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereinafter in effect.

4. Employee hereby affirms that except as otherwise set forth herein with respect to the severance payments and any applicable Vested Benefits, Employee has been paid or provided all compensation, wages, expense reimbursements, bonuses, commissions, and/or benefits and been paid and/or received all leaves (paid or unpaid) to which Employee may be entitled as of the Separation Date.

5. Employee agrees not to, at any time, including following the Separation Date: (a) make or publish any derogatory or disparaging statement, orally or in writing, regarding the Company or any of its affiliates, or any of their respective officers, executives, directors, managers, members, employees, or investors, or (b) in any way, directly or indirectly, cause, encourage, or condone the making of such statements by anyone else. Nothing herein shall be deemed to preclude Employee from testifying truthfully under oath if required or compelled by law to testify in any judicial action or before any government authority or agency, or from making any other legally-required truthful statements or disclosures.

6. Employee acknowledges the importance to the Company of an orderly transition of Employee’s duties and responsibilities to the Company’s designee and Employee’s cooperation with respect to the Company’s legal matters (the “Necessary Cooperation”). Employee also acknowledges that, but for the promises set forth in this General Release, including, but not limited to, Employee’s provision of the Necessary Cooperation, the Company would not have offered the consideration herein. Accordingly, Employee agrees to provide the services necessary and/or as may be asked of Employee by the Company from time to time to transition Employee’s job duties and responsibilities to the Company’s designee. Employee further agrees and acknowledges that Employee will cooperate with Company with respect to Company’s need to gather information or documents in any ongoing or future investigations, fact gathering, or the prosecution or defense of any claims involving the Releasees. This obligation includes responding to the Company’s and its representatives’ questions, whether in person or by telephone, and providing responsive documents upon request and within a reasonable period of time, meeting with the Company’s counsel to prepare for discovery and/or trial, protecting the applicable legal privileges of the Releasees, and appearing for depositions and testimony without requiring a subpoena. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Employee’s compliance with this Section 8, subject to Employee’s provision of satisfactory proof of such expenses to the Company.

7. Employee agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees or Employee of any improper or unlawful conduct.

8. Employee acknowledges and recites that:

(a) Employee has executed this General Release knowingly and voluntarily;

(b) Employee has read and understands this General Release in its entirety;

(c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this General Release before executing it, and Employee has either sought such legal counsel or voluntarily chosen not to seek such counsel;

(d) By execution of this General Release, Employee expressly waives any and all claims relating to age discrimination and disability or handicap discrimination and releases any rights he may have under Title VII, ADEA, the ADA, and/or any State or local laws;

(e) Employee hereby acknowledges that the waiver of his rights and/or claims existing under Title VII, ADEA and ADA and/or any State or local laws is in consideration for payments or benefits to which Employee is entitled under Section 5 of the Employment Agreement;

(f) Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release; and

(g) Employee has been offered at least twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.1

9. This General Release shall be governed by the internal laws (and not the choice of laws) of the Commonwealth of Massachusetts, except for the application of pre-emptive Federal law.

10. Employee shall have seven (7) days from the date on which Employee executes this General Release to revoke Employee’s waiver of any ADEA claims by providing written notice of the revocation to the Company. In the event that Employee revokes this General Release, the Company shall have no obligation to make any payments or benefits under Section 5 of the Employment Agreement that were expressly conditioned on the execution and, if applicable, non-revocation of this release.

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In the event Company determines that Employee’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, Company will provide Employee with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

11. Nothing in this General Release shall relieve Employee of his obligations under Sections 6 (Non-Competition), 7 (Non-Solicitation) or 8 (Confidentiality) of the Employment Agreement and Employee hereby agrees to comply with his obligations as set forth in Section 6, 7, and 8 of the Employment Agreement.

12. If this General Release is found to be invalid or unenforceable in any way, Employee shall execute and deliver to the Company a revised release which will effectuate Employee’s intention to release the Releasees, as set forth herein, to the maximum extent permitted by law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Employee

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EXHIBIT B

EXCLUDED PROPERTY FROM INTELLECTUAL PROPERTY ASSIGNMENT

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